Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of OKYO Pharma Ltd:

We consent to the incorporation by reference of our report dated July 18, 2025 with respect to the consolidated balance sheet for the year ended March 31, 2025 and the related consolidated statement of operations and comprehensive loss, cash flows and shareholders’ equity for the period ended March 31, 2025, and the related notes, for OKYO Pharma Ltd, which report appears in the March 31, 2025 annual report on Form 20-F.

/s/ PKF Littlejohn LLP.

PKF Littlejohn LLP

London

July 18, 2025